SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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SYNTELLECT INC.

(Name of Registrant as Specified in Its Charter)

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CONTACT:

Timothy P. Vatuone Vice President & CFO 602-789-2954	Philip Bourdillon / Eugene Heller Silverman Heller Associates 310-208-2550

Institutional Shareholder Services
Recommends “YES” Vote on Syntellect’s Nominees

Phoenix, Arizona – May 17, 2002 – Syntellect Inc. (Nasdaq: SYNL) today announced that Institutional Shareholder Services (ISS), the country’s leading proxy advisor, has issued a formal recommendation that its clients holding shares in Syntellect Inc. vote in favor of the Company’s slate of nominees to its board of directors and against the dissident nominee.

“We are gratified to have received this independent endorsement of the Company’s nominees,” said Anthony V. Carollo, chairman and CEO of Syntellect. “We look forward — following our annual meeting next Monday — to once again devoting our full energies to ensuring the Company’s future success.”

Syntellect’s annual meeting of stockholders will be held on Monday, May 20, 2002, at 10:00 a.m. Pacific Daylight Time at Syntellect’s corporate headquarters in Phoenix.

About Syntellect Inc.

Syntellect Inc. is a global leader in speech-enabled customer, employee and supply-chain self-service software solutions and hosted services. Vista IMR, the Company’s fourth-generation voice processing software platform, is the only open-standards, Windows NT/Java™ and VoiceXML platform available from a major supplier. Further information is available at www.syntellect.com.

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, technological or market changes that affect the use of telecommunications or interactive media response technology, dependence on maintaining and improving current products and services and developing new products and services, the loss of licenses for technology embedded in our products, the loss of key personnel and the inability to attract additional skilled personnel, and other additional cautionary factors discussed in our most recent Annual Report on Form 10-K and other filings with the United States Securities and Exchange Commission. We assume no obligation to update any forward-looking statements.

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